FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Commences Operations

PHILADELPHIA, PA, July 18, 2011 – FS Energy and Power Fund (“FSEP”) successfully satisfied its minimum offering requirement of $2.5 million in offering proceeds raised from persons not affiliated with FSEP or its investment adviser, and admitted its initial public investors as shareholders.  FSEP is a non-traded business development company focused on investing primarily in income-oriented securities of private energy and power-related companies throughout the U.S.  FSEP has registered for public sale in a continuous offering up to $1.5 billion of its common shares, at an initial offering price of $10.00 per share. Going forward, FSEP intends to accept subscriptions on a continuous basis and issue shares at its semi-monthly closings.

FSEP’s launch was bolstered by a successful pre-launch private placement. Individuals and entities, including those affiliated with FSEP’s sponsor, Franklin Square Capital Partners (“Franklin Square”), and sub-adviser, GSO Capital Partners LP (“GSO”), the credit platform affiliate of The Blackstone Group L.P., invested over $20 million in FSEP in the private placement.   Investors in the private placement were admitted to the fund at the same net share price as initial investors in the public offering.  Franklin Square will bring its commitment to best practices and transparency to FSEP, including fully earned distributions, mark-to-market pricing and the aforementioned significant sponsor commitment.

FSEP offers investors access to the private energy markets at a minimum initial investment of $5,000, enabling them to employ similar investment strategies as large institutions and high net worth individuals. FSEP, which will focus primarily on preserving capital and producing current income, expects to invest in debt and income-producing equity securities of private energy and power companies that it believes have, or are connected to, a strong infrastructure and/or underlying asset base so as to enhance collateral coverage and downside protection for its investments.

“We believe that individual investors have not had sufficient access to the private companies which support the energy and power sector. We are pleased to bring FSEP to market, once again in partnership with GSO / Blackstone, who we expect, through its proprietary channels, will provide our investors with access to originated transactions with attractive investment characteristics,” said Michael C. Forman, President and Chief Executive Officer of FSEP. “We believe that FSEP represents an excellent opportunity for investors to capitalize on the energy and power sector’s favorable fundamentals, while avoiding the volatility that is often associated with commodity prices and the public markets generally.”

FSEP’s common shares have been approved for sale in 38 states, as well as Washington, D.C., Puerto Rico, the U.S. Virgin Islands and Guam. FSEP expects that its common shares will be approved for sale in most, if not all, of the remaining states prior to the end of the third quarter of 2011.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square, is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO. GSO, with approximately $31.5 billion in assets under management together with certain of its affiliates as of March 31, 2011, is the credit platform affiliate of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square differentiates itself through a commitment to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.